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                                                                      Exhibit 99

                    WINTHROP PARTNERS 81 LIMITED PARTNERSHIP

                                 JUNE 30, 1996

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

1. Statement of Cash Available for Distribution for the three months ended June 30, 1996:

   Net Income                                               $ 49,000
   Add:  Depreciation charged to income not
         affecting cash available for distribution            12,000
         Minimum lease payments received, net of interest
         income earned, on leases accounted for under the
         financing method                                      9,000
         Prepaid rent                                         21,000
   Less: Cash to reserves                                    (91,000)
                                                            --------
         Cash Available for Distribution                    $      0
                                                            ========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended June 30, 1996:

   Entity Receiving                  Form of
     Compensation                  Compensation                Amount
   ----------------           --------------------------       ------
   Winthrop
   Management                 Property Management Fees         $3,000

   WFC Realty Co., Inc.
   (Initial Limited Partner)  Interest in Cash Available
                              for Distribution                 $   16

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